                                                                    EXHIBIT 12.1


                           FOSTER WHEELER CORPORATION

STATEMENT OF COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND
        COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDEND REQUIREMENTS
                                    ($000'S)


                                           9 MONTHS
                                             1995        1994        1993        1992        1991         1990
                                             ----        ----        ----        ----        ----         ----
EARNINGS:

Net Earnings                               $ 53,980    $ 65,410    $ 57,704    $(45,755)   $ 43,268    $ 38,277
Taxes on Income                              32,905      41,457      39,114      22,321      18,017      10,116
Cumulative Effect of Change in
  Accounting Principle                                                           91,259
Total Fixed Charges                          41,883      45,412      43,371      46,365      41,631      35,198
Capitalized Interest                              0        (467)       (213)     (1,739)     (7,824)    (13,671)
Capitalized Interest Amortized                1,656       2,189       2,180       2,111       1,798       1,251
Equity Earnings of non-consolidated
  associated companies accounted for
  by the equity method, net of Dividends        (29)       (623)       (883)        771      (1,301)       (369)
                                           --------    --------    --------    --------    --------    --------

                                           $130,395    $153,378    $141,273    $115,333    $ 95,589    $ 70,802

FIXED CHARGES:

Interest Expense                           $ 34,176    $ 34,978    $ 33,558    $ 34,159    $ 24,540    $ 13,994
Capitalized Interest                              0         467         213       1,739       7,824      13,671
Imputed Interest on non-capitalized
  lease payments                              7,707       9,967       9,600      10,467       9,267       7,533
                                           --------    --------    --------    --------    --------    --------

                                           $ 41,883    $ 45,412    $ 43,371    $ 46,365    $ 41,631    $ 35,198

RATIO OF EARNINGS TO FIXED CHARGES             3.11        3.38        3.26        2.49        2.30        2.01

________________
* There were no preferred shares outstanding during any of the periods indicated and therefore the consolidated ratio of earnings to fixed charges and combined fixed charges and preferred share dividend requirements would have been the same as the consolidated ratio of earnings to fixed charges and combined fixed charges for each period indicated.


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